DISSOLVEMENT OF LA MILLONARIA GROUPINGS JOINT VENTURE AGREEMENT

DISSOLVEMENT AGREEMENT CONCERNING THE JOINT VENTURE AGREEMENT ENCOMPASSING THE “LA MILLONARIA GROUPINGS” EXECUTED BETWEEN TARA GOLD RESOURCES CORP. AND GOLD & SILVER MINERALS CORP. DATED OCTOBER 24, 2006.

WHEREAS:

A.

G & S Minerals, Inc. (also known as Gold & Silver Minerals Corp.) (“G & S”) and Tara Gold Resources Corp. (“Tara”) hereby this day, mutually agree to release and dissolve the La Millonaria Groupings Agreement dated October 24, 2006 (the “October 24, 2006 Agreement”) encompassing the “La Millonaria Groupings” as attached in Schedule A, as amended by an Extension and Modification Agreement dated January 1, 2007, as attached in Schedule B (the “January 1, 2007 Agreement” and together with the October 24, 2006 Agreement, the “La Millonaira Agreement”).

Tara and G & S hereby agree to the following:

1)

The La Millonaria Agreement is hereby terminated.

2)

All commitments, obligations and liabilities of both of the parties set forth or outlined in, arising from, of related to the La Millonaria Agreement are hereby cancelled, terminated, released and dissolved, in each instance without any continued cost, expense, liability or obligation on the part of either party.

3)

Neither G & S nor Tara will hold any claim of gain or liability, now or in the future, regarding the La Millonaria Agreement and its mutual termination, cancellation, and dissolution hereby.

4)

G & S will have no further recourse against the properties or concessions outlined in the La Millonaria Agreement or against Tara.

5)

Tara will have no further recourse against any properties or concessions of G & S or against G & S.

6)

G & S and Tara hereby agree to mutually release each other as follows:

a.

G & S hereby forever releases and discharges Tara, and each and all of its predecessors, successors, parents, and subsidiaries, and each and all of their present and former employees, agents, representatives, officers, directors, shareholders, attorneys, insurers, or reinsurers, and any other person, firm, partnership, company or corporation now, previously, or hereafter expressly and formerly affiliated in any manner with any of the above (the “Released Tara Parties”) from any and all claims, demands, causes of action, obligations, damages, and liabilities, in law or equity, whether or not known, suspected or claimed, direct or indirect, fixed or contingent, whether now existing or hereafter arising, that relate to, arise from, is connected with, or in any manner concerns Tara or the La Millonaria Agreement (the “Released Tara Claims”).

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b.

Each of the Released Tara Parties (as defined above) hereby forever releases and discharges G & S, and each and all of its predecessors, successors, parents, and subsidiaries, and each and all of their present and former employees, agents, representatives, officers, directors, shareholders, attorneys, insurers, or reinsurers, and any other person, firm, partnership, company or corporation now, previously, or hereafter expressly and formerly affiliated in any manner with any of the above (the “Released G & S Parties”) from any and all claims, demands, causes of action, obligations, damages, and liabilities, in law or equity, whether or not known, suspected or claimed, direct or indirect, fixed or contingent, whether now existing or hereafter arising, that relate to, arise from, is connected with, or in any manner concerns G & S or the La Millonaria Agreement (collectively, the “Released G & S Claims,” and, together with the Released Tara Claims, the “Released Claims”).

c.

It is expressly understood that the Released Claims include, without limitation, any and all claims or causes of action against the Released Tara Parties or the Released G & S Parties based on theories of alter ego, principal-agent, conspiracy, successor liability, fraudulent conveyance law, or the like.

d.

Each of G & S and Tara acknowledge that there are provisions of law that provide that a general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.  Each of G & S and Tara acknowledge that either of them may have sustained damages, loss, costs, or expenses by reason of an act, failure to act, event, or matter that are presently unknown and unsuspected and that such damages, loss, cost, or expense as may have been sustained may give rise to additional damages, loss, costs, or expenses in the future.  Nevertheless, each of G & S and Tara hereby expressly waives any and all rights it may have under any state or federal statute, or common law principle of similar effect relating to the Released Claims.

7)

No oral representations or agreements that are not expressly included in this written Agreement have been made to, or relied upon by, any of the parties hereto in conjunction with this Agreement.  This Agreement constitutes the entire agreement of the parties on the subject matter hereof, and it is expressly understood and agreed upon that this Agreement shall not be altered, amended, modified, or otherwise changed by oral communication of any kind or character.

8)

Each of the parties hereto hereby represents to the other parties hereto that they have not heretofore assigned, sold, transferred, pledged, or hypothecated, or purported to assign, sell, transfer, pledge, or hypothecate, to any entity or individual, any claims related to this Agreement.  Each of the parties hereto hereby agrees to indemnify and hold harmless the other parties hereto against any claim, demand, debt, loss, obligation, liability, cost, expense (including reasonable attorneys' fees), right of action to cause of action, based solely on, arising solely out of, or solely in connection with, any such transfer, assignment, sale, pledge, or hypothecation, or purported transfer, assignment, sale, pledge, or hypothecation by such party.

9)

All discussions, meetings, documents, findings and any information exchanged related to the La Millonaria Groupings, between G & S and Tara are considered confidential and cannot be shared without the written consent of Tara.

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10)

Notwithstanding anything to the contrary contained herein, Tara continues to hold the sole option to acquire 100% interest in the La Millonaria Groupings.

Kindly signify your acceptance of the terms contained herein by signing in the appropriate space below and returning a copy of the fully executed term sheet to Tara Gold Resources Corp. to the attention of the President by facsimile at 630-456-4135.  Upon receipt by facsimile as aforesaid, the October 24, 2006 Agreement and the January 1, 2007 Agreement will be considered released and dissolved and a binding obligation of the parties will have been formed.

The above noted terms are hereby accepted this 29th day of June, 2007.

TARA GOLD RESOURCES CORP.

G & S MINERALS, INC.

Per:

Per:

_/s/Francis R. Biscan Jr.________

_/s/Charley Brown___________
Francis R. Biscan Jr., President and CEO

Charley Brown, President

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Schedule A

La Millonaria Groupings Agreement Dated October 24, 2006

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Schedule B

Extension and Modification Agreement to the La Millonaria Groupings Agreement Dated January 1, 2007

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